Exhibit 99.1

Pacific Asia Petroleum, Inc. to commence operations on its Zijinshan Gas Asset, and realigns its strategy on prospective coal bed methane assets in order to focus on early cash flow assets

Hartsdale, New York, December 9, 2008.

Pacific Asia Petroleum, Inc. (PFAP.OB), a US-based publicly traded company, announced today that it will commence operations on its 100% owned Zijinshan gas asset (Zijinshan Asset), and is realigning its strategy on prospective coal bed methane assets in order to focus on early cash flow assets.

Pacific Asia Petroleum, Inc (Pacific Asia) reached agreement on December 9th, 2008 with China United Coal Bed Methane Company (CUCBM) to carry out a work program covering the Company’s 100% owned and operated Zijinshan Asset. The Zijinshan Asset was awarded to Pacific Asia in 2008 pursuant to a Production Sharing Contract and Pacific Asia was approved as Operator of the Zijinshan Asset by the Chinese Ministry of Commerce.  Pacific Asia plans to immediately commence its operations under this newly-approved work program.

The Zijinshan Asset covers an area of 175,000 acres and is located in the Ordos Basin in the Shanxi Province of China. The Ordos Basin is the second largest petroleum-bearing basin in China and contains one of the largest known reserves of gas in China.  To the immediate west of the Zijinshan block are discovered and commercialized gas fields estimated by CUCBM to contain gas resources of approximately 50 trillion cubic feet of gas (50 TCF).  Based on seismic studies and drilling previously done on the Zijinshan Asset, it is estimated by CUCBM that the Zijinshan Asset has potential gross gas resources in excess of 3.8 TCF. The Zijinshan block is also in close proximity to the major West-East gas pipeline and the Ordos-Beijing Pipeline, which link the gas reserves in China’s western provinces to the markets of the Yangtze River Delta, including Shanghai and Beijing.

 Pacific Asia is planning to carry out its operations in the most economically efficient manner so as to minimize cash outlays as it moves this asset to commercialization.

As part of its refocused strategy, on December 5, 2008 Pacific Asia terminated 3 of its pending asset transfer agreements with Chevron pertaining to the Linxing, San Jiao Bei and the Shenfu areas.  Pursuant to these agreements, Pacific Asia was to pay in excess of $50 million when and if government approvals for the transfers were received.  As a result of the termination of these agreements, Pacific Asia will not be required to consummate these asset transfers, is not subject to any penalties, break-up fees or related costs, and will receive back $2.4 million in prepaid deposits from Chevron.  Pacific Asia CEO, Mr. Ingriselli, said “While we believe that these Chevron blocks offered our Company good potential several months ago, the terms requested by Chevron for extension of the these agreements pending ongoing delays in Chinese government approvals were not financially acceptable to our Company. The energy industry and world markets have significantly changed over the last several months and our Company believes that the changed terms could no longer provide accretive value to our shareholders, especially when compared to the Zijinshan Asset (which we believe has comparable value to the agreements terminated) and the other opportunities we have secured and are pursuing. Pacific Asia has no debt and has significant cash on its balance sheet, and is in a good financial position considering these challenging times in the financial community. With our solid financial position, we will seek to identify and take advantage of new opportunities that are presenting themselves in this new market environment in order to deliver upon our strategy of securing projects with early cash flow.”

The Zijinshan Asset is located adjacent to these Chevron properties, and Pacific Asia plans an immediate and focused development of the tight gas sand and coal bed methane prospects located within the Zijinshan Asset pursuant to our newly-approved work program.

Focus on Early Cash Flow Projects

Mr. Ingriselli continued, “In addition to our focused efforts under the Zijinshan work program, Pacific Asia also plans to concentrate on its existing onshore oil property and its recently announced preliminary agreement to acquire a minimum 25% interest in a field that contains discovered oil reserves as certified by the Chinese government. Twenty wells have already been drilled on this currently producing 8,400 acre oilfield, with 100 more wells scheduled over the next few years. An independent report issued by LCH (Asia-Pacific) for the major investor in this asset estimated the present value of the entire asset at US $460 million.”

“These onshore oil ventures are projects presenting the opportunity for early cash flow, which are the types of opportunities which we originally created the Company to pursue. We believe that these projects can be secured, developed and operated at costs that will return healthy value to our shareholders, even at the current price of oil,” Mr. Ingriselli said.

Pacific Asia also recently announced its pending acquisition of a 51% ownership stake of the Handan Gas Distribution Company(HGDC).  HGDC delivers gas to more than 300,000 customers in the City of Handan.  This acquisition has the immediate potential of generating real cash flow and real returns for Pacific Asia upon completion.

“These are the types of assets that the Company plans to focus on and attempt to acquire during these challenging financial markets, by taking advantage where possible of currently depressed prices in order to grow shareholder value and deliver real and early cash flow,” stated Mr. Ingriselli.  He continued, “We will continue to seek out low-risk, high-return projects with limited capital exposure and will strive to build and leverage our partnerships with strong, technologically experienced, cash-rich energy companies.”

As stated in Mr. Ingriselli’s message to the shareholders in the Company’s re-designed website (www.papetroleum.com):

“In Ancient China there was a saying: ‘May you live in interesting times.’

We could all agree, that from a market perspective, the times are nothing if not interesting. But sometimes, the most difficult times are the most rewarding. They challenge us, they test us – they bring out the best in us.

 At Pacific Asia Petroleum, Inc., we believe 2009 will be the year our company will separate from the rest of the pack. From business strategy, to financials, to a world-class energy management team, we plan to deliver real results…”

About Pacific Asia Petroleum, Inc.

Pacific Asia Petroleum, Inc. is engaged in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries, with a specific focus on developing a broad range of energy opportunities, including clean and environmentally friendly natural gas ventures, in China.  The company’s executive offices are located in Hartsdale, New York, and the company also has offices located in Beijing, China and California.

Media Contact:

Pacific Asia Petroleum, Inc.
Bonnie Tang
bonnietang@papetroleum.com

250 East Hartsdale Ave.
Hartsdale, NY 10530
(914) 472-6070
www.papetroleum.com

Investor Relations Contact:

Liviakis Financial Communications, Inc
John Liviakis
(415) 389-4670
John@Liviakis.com
www.liviakis.com
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941

Cautionary Statement Regarding Forward-Looking Statements:  Certain statements in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those statements include, but are not limited to, statements about the company’s ability to successfully identify and close asset acquisitions, retain its management team, continue key personal relationships and access physical resources.  It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties.  Actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include:  the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the Securities and Exchange Commission.